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                                November 3, 1993



Excelsior Funds
6 St. James Avenue
Boston, Massachusetts  02116

Ladies and Gentlemen:

                  With respect to our purchase from you of 50,000 shares of beneficial interest of Excelsior Institutional Money Fund and 50,000 shares of beneficial interest of Excelsior Institutional Treasury Money Fund (the "Initial Shares"), each a series of Excelsior Funds (the Excelsior Institutional Money Fund and the Excelsior Institutional Treasury Money Fund are collectively referred to herein as the "Funds"), we hereby advise you that we are purchasing such Initial Shares with no intention to dispose of them either through resale to others or redemption by the Funds.

                  The amount paid by each Fund on any redemption by us of any such Initial Shares will be reduced by the pro rata portion of any unamortized organization expenses which the number of Initial Shares redeemed bears to the total number of Initial Shares outstanding immediately prior to such redemption.

                                                Very truly yours,
                                                Concord Financial Group, Inc.



                                                By: /s/Richard A. Fabietti
                                                    ---------------------------
                                                    Name:  Richard A. Fabietti
                                                    Title: Treasurer